EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the PharMerica Corporation 2007 Omnibus Incentive Plan of our report dated January 10, 2007 (except for Note 2, as to which the date is June 25, 2007) with respect to the financial statements of PharMerica LTC (a Carved-out Business of PharMerica, Inc., a wholly-owned subsidiary of AmerisourceBergen Corporation) included in the Registration Statement on Form S-4/S-1, as amended, of PharMerica Corporation (formerly known as Safari Holding Corporation) filed with the Securities and Exchange Commission.

/s/ Ernest & Young LLP

Certified Public Accountants

Tampa, Florida

August 2, 2007